Exhibit 10.41

BAKER HUGHES INCORPORATED
DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

Awardee

Date of Award:
Number of Restricted Stock Units:

AWARD OF RESTRICTED STOCK UNITS

        The Board of Directors (the “Board”) of Baker Hughes Incorporated, a Delaware corporation (the “Company”), pursuant to the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan (the “Plan”), hereby awards to you, the above-named awardee, effective as of the Date of Award set forth above (the “Date of Award”), that number of restricted stock units (the “Restricted Stock Units”) set forth above, on the following terms and conditions:

The Restricted Stock Units that are awarded hereby to you shall be subject to the prohibitions and restrictions set forth herein with respect to the sale or other disposition of such Restricted Stock Units and the obligation to forfeit and surrender such Restricted Stock Units to the Company (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall lapse as to the Restricted Stock Units that are hereby awarded on the earlier to occur of:

(a)	the first anniversary of the Date of Award (the “General Lapse Date”) provided that your service on the Board has not terminated prior to such date; and

(b)
the date of the annual meeting of the stockholders of the Company next following the date of your 75th birthday, provided that your service on the Board has not terminated prior to such date of annual meeting of the stockholders of the Company.

If a Change in Control of the Company occurs or you cease to be a member of the Board before the General Lapse Date, your rights to the Restricted Stock Units under this Agreement will be determined as provided in the attached Terms and Conditions of Award Agreements (the “Terms and Conditions”).

Upon the lapse of the Forfeiture Restrictions applicable to a Restricted Stock Unit that is awarded hereby, the Company shall issue to you one share of the Company’s Common Stock, $1.00 par value per share , or, in the event of the consummation of the transactions (the “Merger”) contemplated by the Transaction Agreement and Plan of Merger entered into as of October 30, 2016 among General Electric Company, the Company, Bear MergerSub, Inc. and Bear Newco, Inc. (the “GE Agreement”), one share of Class A Common Stock as defined in the GE Agreement (in either case, the “Common Stock”), in exchange for such Restricted Stock Unit and thereafter you shall have no further rights with respect to such Restricted Stock Unit. On the date of the lapse of the Forfeiture Restrictions the Company shall cause to be delivered to you stock representing those shares of the Common Stock issued in exchange for Restricted Stock Units awarded hereby, and such shares of the Common Stock shall be transferable by you (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable federal or state securities law).

If during the period you hold any Restricted Stock Units awarded hereby the Company or Bear Newco, Inc., a Delaware corporation and direct wholly owned subsidiary of the Company declares a dividend in cash with respect to the outstanding shares of the Common Stock (a “Cash Dividend”), then the Company will credit to an account established for you by the Company under the Plan (the “Account”) an amount equal to the product of (a) the Restricted Stock Units awarded hereby that have not been forfeited to the Company or exchanged by the Company for shares of the Common Stock as of the record date for the Cash Dividend and (b) the amount of the Cash Dividend paid per share of the Common Stock (the “Dividend Equivalent Credit”).  The Company shall pay to you, in cash, an amount equal to the Dividend Equivalent Credits credited to the Account with respect to a Restricted Stock Unit on the date the Forfeiture Restrictions applicable to that Restricted Stock Unit lapse, or, if the Forfeiture Restrictions applicable to that Restricted Stock Unit lapse prior to the date of payment of the Cash Dividend,  the date on which the Cash Dividend

Exhibit 10.41

is paid (and in no case later than the end of the calendar year in which the Forfeiture Restrictions applicable to that Restricted Stock Unit lapse or, if later, the 15th day of the third month following the date the Forfeiture Restrictions applicable to that Restricted Stock Unit lapse).

       If during the period you hold any Restricted Stock Units awarded hereby and the Company pays a dividend in shares of the Common Stock with respect to the outstanding shares of the Common Stock, then the Company will increase the Restricted Stock Units awarded hereby that have not then been exchanged by the Company for shares of the Common Stock by an amount equal to the product of (a) the Restricted Stock Units awarded hereby that have not been forfeited to the Company or exchanged by the Company for shares of the Common Stock and (b) the number of shares of the Common Stock paid by the Company per share of the Common Stock (collectively, the “Stock Dividend Restricted Stock Units”). Each Stock Dividend Restricted Stock Unit will be subject to the same Forfeiture Restrictions and other restrictions, limitations and conditions applicable to the Restricted Stock Unit for which such Stock Dividend Restricted Stock Unit was awarded and will be exchanged for shares of the Common Stock at the same time and on the same basis as such Restricted Stock Unit.

        The Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of (other than by will or the applicable laws of descent and distribution). Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby.

        Any shares of the Common Stock issued to you in exchange for Restricted Stock Units awarded hereby may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (a) the Company may refuse to cause the transfer of any such shares of the Common Stock to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of such shares of the Common Stock.

The shares of Common Stock that may be issued under the Plan are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8. A Prospectus describing the Plan and the shares of Common Stock and the Terms and Conditions can be found on the Baker Hughes Direct website at www.bakerhughesdirect.com. You may obtain a copy of the Plan Prospectus by requesting it from the Company.

Capitalized terms that are not defined herein shall have the meaning ascribed to such terms in the Plan or the Terms and Conditions. The term “Change in Control of the Company” has the meaning ascribed to that term in the Terms and Conditions.

In accepting the award of Restricted Stock Units set forth in this Agreement you accept and agree to be bound by all the terms and conditions of the Plan, this Agreement and the Terms and Conditions.

BAKER HUGHES INCORPORATED

Martin S. Craighead President and Chief Executive Officer

Exhibit 10.41

BAKER HUGHES INCORPORATED
TERMS AND CONDITIONS
OF
DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENTS
GRANTED AFTER OCTOBER 30, 2016

1.
TERMINATION OF SERVICE. The following provisions will apply in the event your service on the Board terminates before the General Lapse Date set forth under the terms of the Restricted Stock Unit Award Agreement awarded to you (the “Agreement”):

1.1
Termination Generally. Subject to Section 2, if your service on the Board terminates on or before the General Lapse Date for any reason other than one of the reasons described in Sections 1.2 through 1.5, the Forfeiture Restrictions then applicable to the Restricted Stock Units shall not lapse and the number of Restricted Stock Units then subject to the Forfeiture Restrictions shall be forfeited to the Company on the date your service on the Board terminates.

1.2
Disability. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if you become permanently disabled before the General Lapse Date and before your service on the Board terminates, all remaining Forfeiture Restrictions shall immediately lapse on the date your service on the Board terminates due to your becoming permanently disabled. For purposes of this Section 1.2, you will be “permanently disabled” if you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

1.3
Death. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if you die before the General Lapse Date and before your service on the Board terminates, all remaining Forfeiture Restrictions shall immediately lapse on the date your service on the Board terminates due to death.

1.4
Completion of Term. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if you complete before the General Lapse Date the term for which you were elected to the Board (the “Term”) and as a result thereof your service on the Board terminates, all remaining Forfeiture Restrictions shall immediately lapse on the last day of the Term.

1.5
Attainment of Retirement Age. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if you attain the age of 75 and your service on the Board has not terminated prior to the date of the annual meeting of the stockholders of the Company that next follows your 75th birthday, all remaining forfeiture restrictions shall immediately lapse on such date of annual meeting of the stockholders of the Company.

Exhibit 10.41

2.
CHANGE IN CONTROL OF THE COMPANY. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if a Change in Control of the Company occurs before the General Lapse Date and before you cease to be a member of the Board, then all remaining Forfeiture Restrictions shall immediately lapse on the effective date of the Change in Control of the Company provided that the transaction qualifies as a change in the ownership or effective control of the Company, or in the sale of a substantial portion of the assets of the Company, within the meaning of section 409A of the Internal Revenue Code of 1986, as amended and Department of Treasury regulations issued thereunder.

3.	NONTRANSFERABILITY. The Agreement is not transferable by you otherwise than by will or by the laws of descent and distribution.

4.
CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the Restricted Stock Units shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to the Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

5.
RESTRICTED STOCK UNITS DO NOT AWARD ANY RIGHTS OF A SHAREHOLDER. You shall not have the voting rights or any of the other rights, powers or privileges of a holder of the Common Stock with respect to the Restricted Stock Units that are awarded hereby. Only after a share of the Common Stock is issued in exchange for a Restricted Stock Unit will you have all of the rights of a shareholder with respect to such share of Common Stock issued in exchange for a Restricted Stock Unit.

6.
SECURITIES ACT LEGEND. You consent to the placing on any certificate for the shares of Common Stock issued under the Agreement an appropriate legend restricting resale or other transfer of the Shares except in accordance with the Securities Act of 1933, as amended and all applicable rules thereunder.

7.
LIMIT OF LIABILITY. Under no circumstances will the Company be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s role as Plan sponsor.

8.
MISCELLANEOUS. The Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any. In the event of a conflict between these Terms and Conditions and the Plan provisions, the Plan provisions will control. The term “you” and “your” refer to the Awardee named in the Agreement. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan or the Agreement.